Exhibit 99.1

OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

Media Contact	Investor Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release: March 7, 2006

OFFICEMAX ANNOUNCES RESIGNATION OF CAROLYN M. TICKNOR FROM BOARD OF DIRECTORS

ITASCA, Ill., March 7, 2006 — OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced that Carolyn M. Ticknor, a board member since 2000, will resign from the company’s board of directors, effective the date of the company’s annual meeting of shareholders, scheduled for April 20, 2006.  Ms. Ticknor, who is also a director of the Clorox Company, resigned to focus on other personal and professional obligations.

“We are very grateful to Carolyn for the significant contributions that she has made to our board over the past five years. The board and our company have benefited from Carolyn’s expertise and we wish her well.” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.

Ms. Ticknor recently served on the Audit and Governance and Nominating Committees as a member of the OfficeMax board.  She was president of Hewlett-Packard Company’s Imaging and

Printing Systems from 1999 until her retirement in 2001, and had served as the president and general manager of HP’s LaserJet Solutions since 1994.  She is also a director of the Lucile Packard Children’s Hospital, a private organization at the Stanford University Medical Center in California.

With the resignation of Ms. Ticknor, the board size will be at eight members effective at the annual meeting of shareholders, scheduled for April 20, 2006.  All of the OfficeMax board members are independent except for Mr. Duncan who also serves as the company’s chief executive officer.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution.  OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value — through a relentless focus on its customers.  The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers.  OfficeMax customers are served by approximately 40,000 associates through direct sales, catalogs, Internet and approximately 950 superstores.  OfficeMax trades on the New York Stock Exchange under the symbol OMX.  More information can be found at http://www.officemax.com/.